Shepherd’s Finance, LLC Reports Third Quarter 2018 Results

JACKSONVILLE, FL – November 20, 2018 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the quarter and nine months ended September 30, 2018.

2018 Financial Highlights to Date

●	Loan Growth – Loans receivable, net increased approximately $12.5 million, or 41.6%, to approximately $42.5 million as of September 30, 2018 compared to approximately $30.0 million for the year ended December 31, 2017.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $0.4 million, or 22.2%, to approximately $2.0 million, and $1.7 million, or 40.8%, to $5.9 million for the quarter and nine months ended September 30, 2018, respectively, compared to the same periods of 2017. The growth resulted from higher construction loan originations, which was offset by a loss of default rate interest income from foreclosed assets.

●	Net Income – Net income decreased approximately $0.2 million, or 49.8%, to $0.2 million, and remained consistent at approximately $0.7 million for the quarter and nine months ended September 30, 2018, respectively, compared to the same periods of 2017. The decline in net income resulted from a loss of default rate interest income due to an increase in foreclosed assets and an increase in selling, general and administrative expenses due to an increase in salaries and related expenses.

The CEO of Shepherd’s, Daniel M. Wallach, commented: “While we continued to see significant increases in loan balances, our net income in the third quarter was negatively impacted by an increase in foreclosed assets and an increase in payroll to support the our loan growth. We anticipate our foreclosed assets to decrease in the fourth quarter as we have already sold one asset in during the month of November.”

Results of Operations

●	Net interest income remained consistent at approximately $0.9 million for the quarter ended September 30, 2018 and increased $0.6 million to $2.8 million for the nine months ended September 30, 2018 compared to the same periods of 2017. The increase for the nine months ended September 30, 2018 was primarily from higher weighted average outstanding loan balances, which was partially offset by a loss of interest income and default rate interest due to an increase in foreclosed assets.

●	Non-interest expense increased approximately $0.2 million and $0.5 million to $0.8 million and $2.2 million for the quarter and nine months ended September 30, 2018, respectively, compared to the same periods of 2017. The increase in non-interest expense related primarily to an increase in salaries and related expenses as the Company had 13 additional employees during the nine months ended September 30, 2018 compared to the same period of 2017.

Balance Sheet Management

●	The Company had approximately $3.3 million in cash as of September 30, 2018, compared to approximately $3.5 million as of December 31, 2017.

●	Loans receivable, net totaled approximately $42.5 million as of September 30, 2018, compared to approximately $30.0 million as of December 31, 2017. The increase related primarily to approximately $10.6 million of originations in commercial loans and $2.2 million of originations in real estate development loans.

●	Foreclosed assets totaled approximately $6.3 million as of September 30, 2018, compared to approximately $1.0 million as of December 31, 2017. The increase was primarily due to the reclassification of $4.7 million, consisting of $4.5 million of principal from loans receivable, net and $0.2 million of interest from accrued interest receivable to foreclosed assets on the balance sheet as of September 30, 2018. During the nine months ended September 30, 2018, the Company recorded four deeds in lieu of foreclosure. Three of the four were with a certain borrower with a completed home and two lots. The fourth was with a borrower who defaulted on a loan by failing to make interest payments.

●	Notes payable unsecured, net totaled approximately $24.8 million as of September 30, 2018, compared to approximately $16.9 million as of December 31, 2017. A significant portion of the Company’s notes payable unsecured, net was from the Company’s public notes offering, constituting approximately $18.0 million and $14.1 million as of September 30, 2018 and December 31, 2017, respectively. The Company expects its notes payable unsecured balance to increase as the Company raises funds in our public notes offering.

●	Notes payable secured, net totaled approximately $20.3 million as of September 30, 2018, compared to approximately $11.6 million as of December 31, 2017. The increase primarily resulted from an increase in the balances on our loan purchase and sale agreements of approximately $7.4 million as of September 30, 2018 compared to the same period of 2017.

Notable 2018 Events to Date

●	Announcement of an Interest Rate Decrease in the Subordinated Notes Program - Shepherd’s announced the following decreases in interest rates for its public notes offering, effective as of November 16, 2018:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	6.00%	6.17%	6.17%
26 Months	8.00%	8.30%	13.46%
42 Months	9.50%	9.92%	32.83%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 6.00%, we take .06/12 which is 0.005 plus 1 which is 1.005, and then multiply 1.005 by itself 11 more times which yields 1.0617, then subtracting off the 1, leaving 0.0617, and finally converting to a percentage, which gives us an Annual Effective Yield of 6.17%..

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is .00833 plus 1 which is 1.00833, and then multiply 1.00833 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of September 30, 2018, Shepherd’s Finance, LLC had approximately $42.5 million in loan assets and had 239 construction and development loans in 16 states with 68 borrowers. For more information, please visit http://shepherdsfinance.com/.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

	As of
(in thousands of dollars)	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$3,345	$3,478
Accrued interest receivable	620	720
Loans receivable, net	42,541	30,043
Foreclosed assets	6,323	1,036
Property, plant and equipment, net	1,023	1,020
Other assets	274	58

Total assets	$54,126	$36,355

Liabilities, Redeemable Preferred Equity and Members’ Capital

Liabilities

Customer interest escrow	$877	$935
Accounts payable and accrued expenses	863	705
Accrued interest payable	1,867	1,353
Notes payable secured, net of deferred financing costs	20,338	11,644
Notes payable unsecured, net of deferred financing costs	24,847	16,904
Due to preferred equity member	32	31

Total liabilities	48,824	31,572

Commitments and Contingencies

Redeemable Preferred Equity

Series C preferred equity	1,426	1,097

Members’ Capital

Series B preferred equity	1,320	1,240
Class A common equity	2,556	2,446
Members’ capital	3,876	3,686

Total liabilities, redeemable preferred equity and members’ capital	$54,126	$36,355

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Nine Months ended September 30, 2018 and 2017

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands of dollars)	2018	2017	2018	2017
Interest Income
Interest and fee income on loans	$2,045	$1,673	$5,917	$4,203
Interest expense:
Interest related to secured borrowings	552	342	1,480	718
Interest related to unsecured borrowings	587	424	1,550	1,192
Interest expense	1,139	748	3,030	1,910

Net interest income	906	925	2,887	2,293
Less: Loan loss provision	2	8	61	34

Net interest income after loan loss provision	904	917	2,826	2,259

Non-Interest Income
Gain from sale of foreclosed assets	-	-	-	77
Gain from foreclosure of assets	20	-	20	-

Total non-interest expense/income	20	-	20	77

Income	924	917	2,846	2,336

Non-Interest Expense
Selling, general and administrative	680	525	1,988	1,423
Depreciation and amortization	23	12	61	24
Loss from sale of foreclosed assets	3	-	3	-
Loss from foreclosure of assets	47	-	47	-
Impairment loss on foreclosed assets	4	47	89	202

Total non-interest expense	757	584	2,188	1,649

Net Income	$167	333	$658	$687

Earned distribution to preferred equity holders	69	61	199	149

Net income attributable to common equity holders	$98	272	$459	$538